Exhibit 10.14

Celularity Annual Incentive Plan (AIP)

PURPOSE

The purpose of the Celularity, Inc. (hereinafter “Celularity” or the “Company”) Annual Incentive Plan (hereinafter the “Plan” or “AIP”) is to provide additional incentives to eligible Participants who contribute to Celularity’s overall success and to reward outstanding performance of those individuals whose contributions most significantly impact results by providing a competitive bonus program that rewards outstanding performance.

EFFECTIVE DATE

The Plan is effective as of April 26, 2018 and shall remain in effect until it is terminated in accordance with the terms hereof.

ADMINISTRATION

The Board of Directors of Celularity (the “Board”) has the authority to administer the Plan. Subject to the terms of the Plan and applicable law, the Board shall have the power, in addition to other express powers and authorizations given to the Board by the Plan to: (1) designate Participants, (2) determine the terms and conditions of any award, including a Participant’s Bonus Target and payout, (3) determine whether, to what extent, and under what circumstances awards may be forfeited or suspended,

(4) interpret, administer, reconcile any inconsistency, correct any defect or supply any omission in the Plan or any instrument or agreement relating to, or award granted under, the Plan, (5) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan, and (6) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

The Board, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more committees or subcommittees of the Board, or one or more directors and/or officers of the Company; provided, however that the Board may not delegate its responsibility to terminate, modify, amend or suspect the Plan or to make or determine the payout of awards to the leadership team of the Company, including the chief executive officer.

All determinations and decisions made by the Board, and any delegate of the Board pursuant to the terms of the Plan, shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

ELIGIBILITY

All Celularity employees who are not eligible to participate in any other cash incentive plan are eligible to participate in the AIP. For the avoidance of doubt, any Celularity employee who is eligible to participate in any other cash incentive plan shall not be eligible to participate in the Plan and no Celularity employee shall be eligible to participate in more than one cash bonus plan at any given time. To be eligible for any payouts under the Plan, a Participant must be actively employed by the Company on the last day of the Plan Year.

DETERMINING AIP AWARDS

Before, or reasonably promptly following, the beginning of each Plan Year, the Board, in its sole discretion, will establish a Bonus Target for each Participant, the payment of which will be conditioned on the achievement of certain corporate and/or individual performance objectives for the Plan Year.

Before, or reasonably promptly following, the beginning of each Plan Year, the Board, in its sole discretion, will establish the applicable corporate objectives for the Plan Year, if any, and individual performance objectives, if any, will be communicated to each Participant in line with the Company’s performance management process.

Before, or reasonably promptly following, the beginning of each Plan Year, the Board, in its sole discretion, will establish the multiplier that will apply to each portion of a Participant’s Bonus Target (i.e., the Corporate Bonus Multiplier and the Individual Bonus Multiplier). The Board may establish different Corporate Bonus Multipliers and different Individual Bonus Multipliers for each Participant. In all instances, the Corporate Bonus Multiplier and Individual Bonus Multiplier will be expressed as whole percentages (e.g., no decimal points) and the sum of the Corporate Bonus Multiplier and the Individual Bonus Multiplier will equal 100%.

Celularity, Inc.	Effective Date: April 26, 2018

Celularity Annual Incentive Plan

Each Participant’s AIP award is calculated according to the formula below:

([Eligible Earnings x Bonus Target] x Corporate Bonus Multiplier ) x Corporate Performance Score = Corporate Portion

+ ([Eligible Earnings x Bonus Target] x Individual Bonus Multiplier) x Individual Performance Score = Individual Portion TOTAL PAYOUT

Determining Performance Scores

The Corporate Performance Score and the Individual Performance Score can range from 0% – 150% and are expressed in whole percentages (e.g., no decimal points). At the completion of each Plan Year, the Board will, in its sole discretion, determine the degree of attainment of established corporate objectives for the Plan Year (i.e., the Corporate Performance Score).

When determining the Corporate Performance Score, the Board may, in its sole discretion, make adjustments to corporate objectives as contemplated in the Plan during the Plan Year as deemed advisable in order to give consideration to changes that were not anticipated, such as changes in accounting rules, principles or methods, extraordinary events, or other situations or circumstances deemed advisable or necessary by the Board to warrant such changes, and may make adjustments to financial performance measures in recognition of such occurrences, including determining that no payouts are due under the Plan.

The Individual Performance Score is determined for each Participant through the completion of the performance management process.

Effect of Common Employment Scenarios on Eligibility and Awards

Common employment scenarios and their effect on the eligibility for, calculation and payment of payouts pursuant to the Plan are outlined below. This list is intended to be comprehensive, but may not be exhaustive. The Board has broad discretion to modify decisions with respect to any employment scenario to engender fairness and in furtherance of the best interest of the Company.

Situation	Award Calculation
New Hires starting on or before September 30th.	Award is prorated using Eligible Earnings based on the number of days of Active Employment during the Plan Year.
New Hires starting after September 30th.	Not eligible for a bonus in the Plan Year in which employment commences. Eligibility for AIP commences with the start of the new Plan Year, typically January 1 of the following year.
Participant Bonus Target decreases during the Plan Year (through transfer to a lower position, demotion, career ladder placement, etc.).	Generally, the higher target is maintained until the end of the Plan Year and Participant assumes lower target on the first day of the following Plan Year. In the case of demotions, the Board reserves the right to immediately reduce the Bonus Target amount or percentage, as applicable.
Voluntary termination (resignation) during the Plan Year.	No payout.
Voluntary termination (resignation) after December 31 of the Plan Year, but prior to when AIP payments are made.	Participant is eligible for AIP award. Payment is calculated using actual Corporate Performance Scores and Individual Performance Scores and is paid according to schedule established for active employees. As such, all necessary performance documents must be completed before the AIP award is paid.
Involuntary termination during the Plan Year (up to and including work through December 31st) for reasons other than for Cause.	No payout.
Involuntary termination after December 31 of the Plan Year, but prior to when AIP payments are made, for reasons other than for Cause.	Participant is eligible for AIP award for the completed Plan Year; payment is calculated using actual Corporate Performance Scores and Individual Performance Scores and is paid according to schedule established for active employees. As such, all necessary performance documents must be completed before the AIP award is paid.

Celularity, Inc.	Effective Date: April 26, 2018

Celularity Annual Incentive Plan

No payout for AIP award for the Plan Year in which the termination occurs.
Death in Service.	Award is prorated using Eligible Earnings based on the number of days of Active Employment during the Plan Year and is typically paid at target to the estate as soon as administratively feasible. The Board may award payments at, above or below target based on latest estimates of corporate and/or individual performance objectives.
Leaves of Absence and Disability.	Award is prorated using Eligible Earnings based on the number of days of Active Employment during the Plan Year. Bonus is paid in accordance with schedule defined for active employees, even if the Participant is on leave at the time of the bonus payment.

PAYMENT OF AIP AWARDS

Payouts are typically approved and paid in the 1st quarter of the Plan Year following the Plan Year to which payouts are attributed. AIP awards, less any appropriate legal/statutory deductions or withholdings as required or permitted under applicable law, will be paid, subject to the Board’s approval. Notwithstanding anything herein to the contrary, in no event shall any AIP award be made later than 2 ½ months following the end of the applicable Plan Year.

COMPLIANCE

Doing business with integrity is a job requirement for all Celularity employees. Participants shall only be entitled to receive payment for performance achieved in compliance with all applicable laws, regulations and Company policies. The Board reserves the right to adjust, modify, recoup or refuse to make any payment under the Plan in the event of a violation of applicable laws, regulations or Company policies.

GENERAL PROVISIONS

Modification, Amendment, Suspension, or Termination

The Board may, at any time, terminate, modify, amend or suspend the Plan, in whole or in part. Notwithstanding the foregoing, no modification or amendment shall adversely affect the rights of any Participant to awards allocated prior to such modification or amendment. Modifications or amendments of and additions to all or any part of a Plan will not necessarily result in the re- publication of the entire Plan.

No Right to Continued Employment; No Right to Award

Nothing in the Plan shall be construed to create or imply a guarantee of employment for any specific period of time. Unless otherwise specifically set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any award under the Plan until such award has been paid to such Participant and participation in the Plan in one Plan Year does not connote any right to become a Participant in the Plan in any future Plan Year.

Section 409A; Unfunded Status

It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance promulgated thereunder (together, Section 409A). In the event that any award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly, but nothing in the Plan shall be construed as the guarantee of any particular tax treatment to any participant hereunder.

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Celularity, Inc.	Effective Date: April 26, 2018

Celularity Annual Incentive Plan

Governing Law

This Plan shall be governed by the laws of the state of Delaware, without giving effect to provisions thereof related to choice of laws or conflict of laws.

DEFINITIONS

“Active Employment” means performance of work duties for the Company. To avoid doubt, Active Employment does not include extended-sick leave or disability, family leave or other leaves of absence, whether paid or unpaid.

“Bonus Target” is the incentive target associated with a Participant’s position during the applicable Plan Year and serves as the basis of calculation for payouts pursuant to this Plan. Bonus Targets associated with this Plan are typically expressed as a percent of Eligible Earnings.

“Cause” means, with respect to a Participant, the meaning ascribed to such term in any written employment agreement, Company policy, offer letter or similar agreement between such Participant and the Company defining such term or, if no such agreement, policy or offer letter exists, or if such agreement, policy or offer letter does not define Cause: (1) the commission by Participant of a felony or a fraud, (2) conduct by the Participant that brings the Company into substantial public disgrace or disrepute, (3) gross negligence or gross misconduct by the Participant with respect to the Company, (4) the Participant’s abandonment of the Participant’s employment with the Company, (5) the Participant’s insubordination or failure to follow the directions of the Participant’s supervisor, (6) the Participant’s violation of any non-competition or confidentiality provisions to which the Participant is subject, (7) the Participant’s breach of a material employment policy of the Company, or (8) any other breach by the Participant of any agreement with the Company which is material and which is not cured within thirty days after written notice thereof to the Participant.

“Eligible Earnings” refers to base salary, lump sum salary increases, shift differentials and overtime earned while actively providing service as an employee of the Company within the Plan Year. Eligible Earnings will be computed prior to reductions for contributions to non-qualified deferred compensation plan and/or any benefit plan pursuant to Sections 401(k) , 125 and 132(f) of the Internal Revenue Code of 1986, as amended. The term “Eligible Earnings” excludes any variable salary, salary in- kind, performance-related pay and benefits, cost of living payments, one-time lump sum payments and any vacation, sick or holiday pay.

“Participant” refers to, as to any Plan Year, an employee who is actively employed by the Company and has been deemed eligible to participate in the Plan for that Plan Year.

“Plan Year” refers to the period of time during which performance will be measured in order to calculate an AIP payout. Typically, the Plan Year is one fiscal year from January 1 through December 31.

Celularity, Inc.	Effective Date: April 26, 2018